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                                                                     EXHIBIT 4.5

                            STOCK TRANSFER AGREEMENT

        This STOCK TRANSFER AGREEMENT (the "Agreement") dated as of 5th April 1999, by and between International Microcomputer Software, Inc. a California corporation ("IMSI"), and Americ Disc USA-California Inc., a California corporation ("Americ Disc").

        WHEREAS, IMSI and AMERIC DISC now desire to set forth certain terms and provisions with respect to the payment by IMSI of $700,000 (the "Obligation") of that certain sum of money owed:

        NOW, THEREFORE in consideration of the foregoing and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby agree as follows:

        1. Payment of the Obligation. The Obligation shall be satisfied in full by compliance by IMSI with the terms and provisions of this Agreement.

        2. Issuance of the Shares and Warrants. As soon as reasonably practicable after execution of this Agreement, but in no event later then April 9th 1999, IMSI will issue to AMERIC DISC a number of shares of IMSI's no par value Common Stock (the "Common Stock"), equal to the result of the amount of the Obligation divided by the average closing price per share of the Common Stock for the thirty day period prior to the date hereof (the "Market Price"). The shares of Common Stock to be issued to AMERIC DISC shall be referred to herein as the "Shares." If, at the time the registration statement including the Shares (the "Registration Statement") is declared effective under the Securities Act of 1933 (the "1933 Act"), and, as applicable, California securities law, (the "Effective Date") the average closing price per share of the Common Stock for the thirty day period prior to the Effective Date is less than the Market Price, the number of Shares issued to AMERIC DISC shall be increased to an amount such that the total number of Shares is equal to the result of the amount of the Obligation divided by the average closing price per share of Common Stock for the thirty day period prior to the Effective Date (the "Adjusted Market Price"). Notwithstanding the foregoing, the total number of shares of Common Stock issued to AMERIC DISC shall not exceed the result of the amount of the Obligation divided by $8.00. When hereinafter used herein, the term Market Price shall refer to the Market Price, Adjusted Market Price, or $8.00, as the case may be, in accordance herewith.

AMERIC DISC shall also receive warrants to purchase 13,000 shares of Common Stock at 130% of the Market Price for a period of four years from the date of execution of this Agreement.



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        3. Sale.

        a. Sale. IMSI acknowledges that AMERIC DISC intends to sell the Shares upon the Effective Date, and that AMERIC DISC is not an affiliate of IMSI. The Shares may be sold by one or more of the following means of distribution (subject to the provisions of this Agreement): (a) a block trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account; (c) an over-the-counter distribution in accordance with the rules of Nasdaq; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions.

        4. Representations, Warranties and Covenants of IMSI. IMSI represents and warrants to and covenants with AMERIC DISC as follows:

                a. Registration. IMSI shall use its reasonable best efforts to cause the Shares to be registered (or to be issued pursuant to a then-effective registration statement) on Form S-3 (or successor form) promulgated by the Securities and Exchange Commission ("SEC") under the 1933 Act, as soon as reasonably practicable after the Closing, but in no event later then May 10th 1999. IMSI will diligently pursue the registration until it is declared effective.

                b. At the Effective Date, the time of effectiveness of any post-effective amendment to the Registration Statement, the time any prospectus related to the Registration Statement ("Prospectus") is first filed with the SEC, the time any supplement to or amendment of the Prospectus is filed with the SEC and at any time any document filed under the Securities and Exchange Act of 1934 (the "Exchange Act") is filed, the Registration Statement and the Prospectus and any amendments thereof and supplements thereto will be in compliance with all applicable provisions of the 1933 Act, the Exchange Act, the respective rules and regulations promulgated thereunder (referred to herein as the "Regulations") and California securities law, and all of the same will not contain an untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

                c. As of the Effective Date, the Shares will not be restricted securities, will be freely tradeable by AMERIC DISC and may be sold by AMERIC DISC without restriction.

                d. The Shares, when issued and delivered in accordance with this Agreement, will be duly and validly issued and outstanding, fully paid and non-assessable and will not have been issued in violation of any preemptive rights.

                e. If at any time when a Prospectus is required to be delivered under the Securities Act any event shall occur as a result of which the Prospectus as then


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amended or supplemented, in the judgment of IMSI or AMERIC DISC, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or if it shall be necessary at any time to amend or supplement the Prospectus or Registration Statement to comply with the 1933 Act or the Regulations, or to file under the Exchange Act so as to comply therewith any document incorporated by reference in the Registration Statement or the Prospectus or in any amendment thereof or supplement thereto, (i) IMSI will notify AMERIC DISC promptly and prepare and file with the SEC an appropriate amendment or supplement (in form and substance satisfactory to AMERIC DISC) which will correct such statement or omission or which will effect such compliance and will use its best efforts to have any amendment or supplement to the Registration Statement declared effective by the SEC as soon as possible and (ii) AMERIC DISC shall suspend trading in the Shares until (A) such amendment or supplement to the Prospectus has been filed or (B) any amendment to the Registration Statement has been declared effective by the SEC. The foregoing shall in no way imply or impose a duty or obligation on the part of AMERIC DISC to review or in any way be involved in the preparation of any securities related document or filing of IMSI.

                f. IMSI will pay all fees and expenses with respect to the preparation and filing of the Registration Statement and the registration of the Shares.

        5. Indemnification.

                a. IMSI agrees to indemnify and hold harmless AMERIC DISC, against any and all losses, liabilities, claims, damages and expenses incurred (including but not limited to attorneys' fees), to which it may become subject, insofar as such losses, liabilities, claims, damages or expenses (or actions in respect thereof) arise out of any untrue statement of a material fact contained in the Registration Statement, as originally filed or any amendment thereof, or the Prospectus, or in any supplement thereto or amendment thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that IMSI shall not be liable to AMERIC DISC for any such losses, liabilities, claims, damages or expenses which arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission contained or made in the Registration Statement or the Prospectus or any amendment thereof or Supplement thereto in reliance upon and in conformity with information furnished in writing to IMSI by AMERIC DISC.

                b. Promptly after AMERIC DISC becomes aware of the commencement of any action or claim against it for which it seeks indemnification, AMERIC DISC shall notify IMSI in writing of the commencement thereof. In case any such action or claim is brought against AMERIC DISC, and it notifies IMSI of the commencement thereof, IMSI will be entitled to participate therein and, to the extent it may elect by written notice delivered to AMERIC DISC promptly after receiving the



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aforesaid notice from AMERIC DISC, to assume the defense thereof using counsel reasonably acceptable to AMERIC DISC. Notwithstanding the foregoing, AMERIC DISC shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of AMERIC DISC unless (i) the employment of such counsel shall have been authorized in writing by IMSI in connection with the defense of such action, (ii) IMSI shall not have employed reasonably acceptable counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action, or (iii) AMERIC DISC shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to IMSI (in which case IMSI shall not have the right to direct the defense of such action on behalf of AMERIC DISC), in any of which events such fees and expenses shall be borne by IMSI. Anything in this subsection to the contrary notwithstanding, if IMSI should elect to assume the defense of a claim or action, IMSI shall not be liable for any settlement of any claim or action effected without its written consent: provided, however, that such consent was not unreasonably withheld.

        6. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written agreements and negotiations and oral understandings, if any, with respect thereto. This Agreement may not be amended or supplemented except by an instrument in writing signed by each of the parties hereto.

        7. Notices. All notices, requests and other communications hereunder shall be in writing and delivered in person or by registered or certified mail (postage prepaid, return receipt requested), overnight courier or facsimile, addressed as follows:

if to AMERIC DISC, to:
ATTN: Controller
4700 Enterprise Way
Saliida, CA 95356

With a copy to:
ATTN: VP Finance
Americ Disc Inc.
2525 Canadren
Drummondville, QC J2C 7W2

if to IMSI, to:

International Microcomputer Software, Inc.
75 Rowland Way
Novato, CA 94945
Attn: Legal Department
Telephone: (415) 878-4000
Facsimile:  (415) 893-9860



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The address of a party, for the purposes of this Section 7, may be changed by giving written notice to the other party of such change in the manner provided herein for giving notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after mailing, if sent by registered or certified mail; the next business clay after timely delivery to the courier, if sent by overnight courier; and when receipt is acknowledged, if sent by facsimile transmission (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

        8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of California, without regard to the conflicts of law principles thereof.

        9. Investment Representations. AMERIC DISC represents and warrants that, subject to its intent to sell the shares as set forth in paragraph 3 hereof, it is acquiring the Shares for its own account, for the purpose of investment and not with a view to, or resale in connection with, any distribution thereof; that AMERIC DISC has had access to all information regarding IMSI and its present business, assets, liabilities and financial condition, that AMERIC DISC reasonably considers important in making the decision to acquire the Shares under this Agreement; and that AMERIC DISC understands that the Shares, when initially issued, may be restricted securities and may not be sold except pursuant to the Registration Statement, some other registration statement, or pursuant to an applicable exemption from federal and state registration requirements.

        10. Opinion of Counsel. On or before the date the Securities are issued to AMERIC DISC, IMSI shall provide AMERIC DISC with an opinion of counsel, addressed to and for the exclusive benefit of AMERIC DISC, that as of the Effective Date, the Shares will not be restricted securities, will be freely tradable and may be sold by AMERIC DISC without restriction.

        IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first set forth above.

AMERIC DISC USA-CALIFORNIA INC.             INTERNATIONAL MICROCOMPUTER
                                            SOFTWARE, INC.

By: _________________________               By: ______________________________
Name: Marcel Claude Raymond                 Name: Kenneth Fineman
VP Finance                                  Title: Chief Financial Officer


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